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                                                                    Exhibit 3(d)
                                                                  CONFORMED COPY
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                     *****

         J. C. PENNEY FINANCIAL CORPORATION (hereinafter called the Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of the Board of Directors without a meeting, dated March 21, 1988, adopted a resolution proposing and declaring advisable the following amendment, effective April 10, 1988, to the Certificate of Incorporation of the Corporation:

         "FIRST: The name of the corporation (hereinafter called the Corporation) is

         J. C. PENNEY FUNDING CORPORATION."

         SECOND: That in lieu of a meeting and vote of stockholders, the holder of record of all the issued and outstanding shares of Common Stock of the Corporation has, by its written consent, dated March 21, 1988, consented to said amendment, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         FOURTH:  That this Certificate of Amendment of the
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Certificate of Incorporation shall be effective on April 10, 1988.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this instrument to be signed by its President, and
attested by its Assistant Secretary, this   5   day of April, 1988.

                                        J. C. PENNEY FINANCIAL CORPORATION



                                        By  /s/ T. A. CLERKIN
                                            President
ATTEST:



By  /s/ ROBERT S. GORIN
    Assistant Secretary
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STATE OF  Texas          )
                         ) ss:
COUNTY OF Dallas         )

         BE IT REMEMBERED that on this 5 day of April, 1988, personally came before me, a Notary Public in and for the County and State aforesaid, T. A. Clerkin, President of J. C. PENNEY FUNDING CORPORATION, a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be the act and deed of said corporation and that the facts stated therein are true; and that the seal affixed to said certificate and attested by the Assistant Secretary of said corporation is the common or corporate seal of said corporation.

         IN WITNESS WHEREOF, I hereunto set my hand and seal of office the day and year aforesaid.

                                        /s/ IZONIA BRASHER
                                            Notary Public

(SEAL)